December 18, 2018

Sean Edgett
General Counsel
Twitter, Inc.
1355 Market Street, Suite 900
San Francisco, CA 94103

       Re: Twitter, Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed February 23, 2018
           Form 10-Q for the Quarterly Period Ended June 30, 2018
           Filed July 30, 2018
           File No. 001-36164

Dear Mr. Edgett:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services
cc:    Lisa Stimmell